EXHIBIT 10.2

MEMORANDUM OF UNDERSTANDING

CONFIDENTIAL

JUNE 30, 2026

WHEREAS Guided Therapeutics, Inc, a Georgia. United States of American corporation ("GTI") located at 5835 Peachtree Comers East, Suite D. Peachtree Comers, Georgia 30092 ("GTI") and Jiangsu Yuanshuo Medical Instruments Corporation. The 3rd Floor, No. 12, North Area of High-end Equipment Manufacturing Industrial Park, Ring North Road, Jiangsu Pizhou Economic Development Zone, Pizhou City, Xuzhou City, Jiangsu Province Peoples Republic of China ("YMIC") (GTI and YMIC collectively referred to herein as "Parties" or individually as "Party") on 9 November 2025 entered into an agreement to together to help commercialize in China GTI’s first non-invasive cancer detection product, the LuViva ® Advanced Cervical Scan device (the "Device") and the related disposable cervical guides (the "Cervical Guides" and, with the Device, "Lu Viva" aka in China as “Zealight”.

WHEREAS the parties wish to execute this Memorandum of Understanding in order to facilitate the commercialization of LuViva in China.

WHEREAS the parties wish to clarify which of YMIC and GTI will purchase and sell certain parts, components and accessories to the other.

WHEREAS the parties recognize that YMIC may subcontract some of its responsibilities to other Chinese companies including but not limited to Shandong Yaohua Medical Instrument Corporation, located at No. 5 Zhujiang Street, High-Tech Development Zone, Laiwu Shandong, Peoples Republic of China ("SMI").

IT IS HEREBY AGREED AS FOLLOWS between YMIC and GTI:

1. Effective Date - This Agreement is intended to be signed no later than July 7, 2026.

2. Existing Purchase Orders, Invoices and Amounts Due - Upon signing of this Memorandum of Understanding, all outstanding and contingent invoices shall be paid to GTI from YMIC or any associated Chinese entities under existing purchase orders, including:

 a.      $80,000 owed to GTI from HDMT under its existing purchase order.

 b.      $30,000 from YMIC to GTI in return for executing this Agreement.

 c.      $10,000 from SMI to GTI under a previously acknowledged communication.

3. Responsibilities of YMIC:

In addition to the S30,000 payment set forth in Section 2.b above, YMIC shall be responsible for the following:

a. Purchase directly from the manufacturer and ship to GTI 320,000 RFID chips and send these chips to GTI for programming.

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b. Purchase parts and assemblies directly from the manufacturer for aligning, calibrating and testing LuViva components, devices and accessories based on the drawings, specifications, suppliers and other information previously provided by GTI.

c. Costs not anticipated by this Agreement, including any parts required from GTI or its affiliates shall be agreed upon by the Parties in advance and paid for by YMIC.

d. Pay for all shipping costs, tariffs, duties and taxes, not including those charged by the United States government. The U.S. tariff costs shall be factored into the chip costs pursuant to previous agreements with SMI, specifically the October 21, 2024 Agreement between GTI and SMI and its May 8, 2025 Amendment.

e. Once training of qualified engineers has occurred (see 4.c. below) and RFID chips have been received by GTHP (see 4.d. below), YMIC will make a $32,000 payment to GTI.

f. Issue a purchase order to GTI for 50 LuViva Instrumentation Packages and 500,000 RFID chips, terms to be agreed upon by the Parties with the initial payment due upon NMPA approval.

4. Responsibilities of GTI:

a. Write, install and test upgraded software for Lu Viva® that addresses NMPA’s request to cure 51 cyber related vulnerabilities as listed by NMP A in their letter to SMI. The software will be completed and tested within four weeks of receipt by GTI of the $30,000 payment described above in Section 2.

b. Provide to YMIC up to 50 sets of components for manufacturing the light source used by Lu Viva® to scan the cervix priced pursuant to the October 21, 2024 Agreement with SMJ and its May 8, 2025 Amendment.

c. Training of qualified Chinese engineers and technicians will occur over a period of no longer than six (6) days. GTI will provide three (3) sets of Instrumentation Package parts (''IP Parts") free of cost for this training process. Any additional training costs will be agreed upon by the parties and will be paid for by YMIC.

d. Program the 320,000 RFID chips received from YMIC. YMIC will be invoiced and shall pay for the cost of programming, testing and handling the chips, expected to be S0.0 I per chip. Once this and any other outstanding amounts is paid to GTI, the chips will be made available for shipping to YMIC.

e. Provide YMIC or its assigns with seven (7) sets of JP Parts pricing pursuant to the October 21, 2024 Agreement between GTI and SMI and its May 8, 2025 Amendment. YMIC or its assigns shall pay for half of these parts prior to the 320,000 chips being programmed with the second half due once the chips have been programmed and are ready to ship. The shipped IP Parts are intended to be assembled into IP's by SMI or other entity as determined by YMIC.

f. Upon NMPA approval and initial payment from YMIC under the purchase order referred to in Section 2.f above, GTI shall provide free of cost five (5) additional sets of IP Parts for inventory or to be assembled. aligned and tested by SMI or other entity for commercial use as determined by YMIC.

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5. Default Provisions: Failure to make payments by YMIC, HDMT or their assigns in accordance with this Agreement will result in loss of rights to the contracted products, goods and services, unless a new written agreement or extension is executed at a later date to address the payment default. In the event of a payment default that cannot be resolved by a new agreement or extension, YMIC, HDMT or their assigns, will lose ownership of contracted products, goods and services and ownership shall revert to GTI without additional compensation to YMIC, HDMT or their assigns. Likewise, failure by GTI to provide products, goods and services in a timely manner or as specified by this Agreement will be seen as a default condition under which YMIC may seek damages. Default claims must be made in writing and shall carry a 30-day cure period.

6. All other terms, conditions and responsibilities set forth in the 9 November 2025 Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the 9th day of July 2026.

GTI:

Mark L. Faupel

Chief Executive Officer, Guided Therapeutics Inc.

YMIC:

Yong Zhang

Chief Financial Officer and Deputy General Manager

Chief Executive Officer, Jiangshuo Medical Instruments Corporation

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